UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 29, 2015

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 441 295 5950

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On September 29, 2015, Kosmos Energy Ventures (“Kosmos Ventures”), a subsidiary of Kosmos Energy Ltd. (the “Company”), entered into Amendment No. 6 to the deepwater drilling unit contract agreement dated June 9, 2013 (the “Rig Agreement”), between Kosmos Ventures and a subsidiary of Atwood Oceanics. The Rig Agreement allowed for operation of a new build, 6th generation, ultra-deepwater, dynamically positioned drillship, which commenced drilling operations offshore Northwest Africa during the fourth quarter of 2014.

Amendment No. 6 becomes effective on October 1, 2015 and provides for a one-year extension of the Rig Agreement to November 12, 2018 and reduces the operating day rate to approximately $495,000, plus applicable taxes. Kosmos Ventures also has an option, exercisable at any time before October 1, 2016, to revert to the original operating day rate and original agreement end date. If such option is exercised, Kosmos Ventures must make a scheduled rate recovery payment that would account for the difference in day rate, taxes and administrative costs during the period the reduced day rate was effective.

A copy of Amendment No. 6 to the Rig Agreement is contained in Exhibit 1.1 hereto, which exhibit is incorporated by reference into this Item 1.01. The above description is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Amendment No. 6 to Deepwater Drilling Unit Contract Agreement, dated September 29, 2015, between Kosmos Energy Ventures and Alpha Offshore Drilling Services Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2015

KOSMOS ENERGY LTD.

	By:	/s/ Thomas P. Chambers
Thomas P. Chambers
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Amendment No. 6 to Deepwater Drilling Unit Contract Agreement, dated September 29, 2015, between Kosmos Energy Ventures and Alpha Offshore Drilling Services Company.